                                                                    EXHIBIT 12.1

                      Loews Corporation and Subsidiaries
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (In millions, except ratios)

                                       Nine Months Ended
                                          SEPTEMBER 30                            Year Ended DECEMBER 31
                                   -----------------------              -------------------------------------------------------
                                       1996        1995                     1995        1994       1993        1992        1991
                                   -----------------------              -------------------------------------------------------
Income (loss) before
 cumulative effect of changes
 in accounting principle........... $1,136.1         $1,020.6           $1,765.7      $267.8     $594.1     $ (22.1)  $   904.3
Add or (Deduct):
  Undistributed income of
   associated companies............                      (8.5)             (10.0)       61.5      (46.2)      (23.1)      463.1
  Income taxes (benefits)..........    639.7            551.6              945.3        (9.0)      46.6      (388.7)      217.5
  Minority interest................    171.1             96.1              128.1         7.3       48.7      (107.7)      109.3
                                   --------------------------------------------------------------------------------------------
                                     1,946.9          1,659.8            2,829.1       327.6      643.2      (541.6)    1,694.2
Fixed charges......................    273.6            235.7              338.0       202.1      189.3       180.0       192.9
                                   --------------------------------------------------------------------------------------------
Income (loss) before
  cumulative effect of changes
  in accounting principle.......... $2,220.5         $1,895.5           $3,167.1      $529.7     $832.5     $(361.6)   $1,887.1
                                   ============================================================================================
Fixed charges:
  Interest expense.................   $240.3         $  195.4           $  282.5      $174.6     $162.3     $ 148.8    $  163.6
  1/3 of rental expense............     33.3             40.3               55.5        27.5       27.0        31.2        29.3
                                   --------------------------------------------------------------------------------------------
                                      $273.6         $  235.7           $  338.0      $202.1     $189.3     $ 180.0    $  192.9
                                   ============================================================================================
Ratio of income before
cumulative effect of changes
in accounting principle to
fixed charges (a)..................      8.1x             8.OX               9.4x        2.6x(b)    4.4x(c)      (c)        9.8x(b)

(a) The ratio of income before cumulative effect of changes in accounting principles to fixed charges was computed by dividing income before cumulative effect of changes in accounting principles available for fixed charges (income before cumulative effect of changes in accounting principles, undistributed income of associated companies, income taxes and minority interest, adjusted for interest expense, amortization of debt issuance costs and one-third of rent expense) by fixed charges. Fixed charges include (i) interest costs, (ii) amortization of debt issuance costs, and (iii) one-third of rent expense, which the Company believes represents the interest factor attributable to rent. Since no preferred stock was outstanding during the periods presented, the ratio of income before cumulative effect of changes in accounting principles to fixed charges and preferred stock dividends would be the same as the ratios presented here.

(b) Income before cumulative effect of changes in accounting principles for the fiscal years ended December 31, 1994 and 1991 included $91.6 and $417.6, respectively, of distribution of CBS equity earnings.

(c) Income before cumulative effect of changes in accounting principles was insufficient to cover fixed charges by $541.6 for the year ended December 31, 1992. This deficit reflected a $1,500.0 increase in claim reserves by Casualty with respect to its potential exposure to asbestos-related bodily injury cases, resulting in an after-tax charge of $822.7 against the Company's net income for the year ended December 31, 1992. In 1993, the Company added $500.0 to such claim reserve, resulting in an after-tax charge of $270.1 against the company's net income for the year ended December 31, 1993.